SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No.: ___)*

Name of issuer:  Cars.com Inc.

Title of Class of Securities:  Common Stock

CUSIP Number:  14575E105

Date of Event Which Requires Filing of this Statement: March 20, 2021

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
  Rule 13d-1(b)
X Rule 13d-1(c)
  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on the following page(s))

13G
CUSIP No.:  14575E105
1.  NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
ACMGMT LLC  81-2986337
2.  CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP
A. X
B.
3.  SEC USE ONLY
4.  CITIZENSHIP OF PLACE OF ORGANIZATION
Florida
(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)
5.  SOLE VOTING POWER: 2,500,400
6.  SHARED VOTING POWER: 3,500,400
7.  SOLE DISPOSITIVE POWER: 2,500,400
8.  SHARED DISPOSITIVE POWER: 3,500,400
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 3,500,400
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: N/A
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.2%
12.  TYPE OF REPORTING PERSON: OO


13G
CUSIP No.:  14575E105
1.  NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
ATLANTIC COAST WARRANTY CORP  83-0073351
2.  CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP
A. X
B.
3.  SEC USE ONLY
4.  CITIZENSHIP OF PLACE OF ORGANIZATION
Florida
(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)
5.  SOLE VOTING POWER: 1,000,000
6.  SHARED VOTING POWER: 3,500,400
7.  SOLE DISPOSITIVE POWER: 1,000,000
8.  SHARED DISPOSITIVE POWER: 3,500,400
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 3,500,400
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: N/A
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.2%
12.  TYPE OF REPORTING PERSON: CO


13G
CUSIP No.:  14575E105
1.  NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ali Ahmed
2.  CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP
A. X
B.
3.  SEC USE ONLY
4.  CITIZENSHIP OF PLACE OF ORGANIZATION
Florida
(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)
5.  SOLE VOTING POWER: 3,500,400
6.  SHARED VOTING POWER: 3,500,400
7.  SOLE DISPOSITIVE POWER: 3,500,400
8.  SHARED DISPOSITIVE POWER: 3,500,400
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 3,500,400
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: N/A
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.2%
12.  TYPE OF REPORTING PERSON: IN


13G
CUSIP No.:  14575E105
1.  NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Faisal Ahmed
2.  CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP
A. X
B.
3.  SEC USE ONLY
4.  CITIZENSHIP OF PLACE OF ORGANIZATION
Florida
(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)
5.  SOLE VOTING POWER: 3,500,400
6.  SHARED VOTING POWER: 3,500,400
7.  SOLE DISPOSITIVE POWER: 3,500,400
8.  SHARED DISPOSITIVE POWER: 3,500,400
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 3,500,400
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: N/A
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 5.2%
12.  TYPE OF REPORTING PERSON: IN


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 13G
Under the Securities Act of 1934

Item 1(a) - Name of Issuer:
Cars.com Inc.

Item 1(b) - Address of Issuer's Principal Executive Offices:
300 S. Riverside Plaza
Suite 1000
Chicago, Illinois 60606

Item 2(a) - Name of Person Filing:
ACMGMT LLC 81-2986337
ATLANTIC COAST WARRANTY CORP 83-0073351
ALI AHMED
FAISAL AHMED
Appendix A contains a written agreement between the above listed persons pursuant to 240.13d-1(k)(iii).

Item 2(b)  Address of Principal Business Office or, if none, residence:
5875 NW 163rd Street
Suite 105
Miami Lakes, FL 33014
(Same for all persons filing)

Item 2(c)  Citizenship:
Florida
(Same for all persons filing)

Item 2(d)  Title of Class of Securities:
Common Stock

Item 2(e)  CUSIP Number
14575E105

Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable

Item 4  Ownership:

For ACMGMT LLC 81-2986337:
    (a) Amount Beneficially Owned:  3,500,400
    (b) Percent of Class:  5.2%
    (c)  Number of shares as to which such person has:
    (i)  sole power to vote or direct to vote:  2,500,400
    (ii)  shared power to vote or direct to vote:  3,500,400
    (iii)  sole power to dispose of or to direct the disposition of:  2,500,400
    (iv)  shared power to dispose or to direct the disposition of:  3,500,400

For ATLANTIC COAST WARRANTY CORP 83-0073351:
    (a) Amount Beneficially Owned:  3,500,400
    (b) Percent of Class:  5.2%
    (c)  Number of shares as to which such person has:
    (i)  sole power to vote or direct to vote:  1,000,000
    (ii)  shared power to vote or direct to vote:  3,500,400
    (iii)  sole power to dispose of or to direct the disposition of:  1,000,000
    (iv)  shared power to dispose or to direct the disposition of:  3,500,400

For ALI AHMED:
    (a) Amount Beneficially Owned:  3,500,400
    (b) Percent of Class:  5.2%
    (c)  Number of shares as to which such person has:
    (i)  sole power to vote or direct to vote:  3,500,400
    (ii)  shared power to vote or direct to vote:  3,500,400
    (iii)  sole power to dispose of or to direct the disposition of:  3,500,400
    (iv)  shared power to dispose or to direct the disposition of:  3,500,400

For FAISAL AHMED:
    (a) Amount Beneficially Owned:  3,500,400
    (b) Percent of Class:  5.2%
    (c)  Number of shares as to which such person has:
    (i)  sole power to vote or direct to vote:  3,500,400
    (ii)  shared power to vote or direct to vote:  3,500,400
    (iii)  sole power to dispose of or to direct the disposition of:  3,500,400
    (iv)  shared power to dispose or to direct the disposition of:  3,500,400

Item 5  Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ___

Item 6  Ownership of More Than Five Percent on Behalf of Another Person:
Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on by the Parent Holding Company:
Not applicable

Item 8  Identification and Classification of Members of Group:
This schedule is filed pursuant to 240.13-d-1(c).  See Appendix B.

Item 9  Notice of Dissolution of Group:
Not applicable

Item 10  Certification:

SIGNATURE PAGE
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 3/30/2021
Signature: /s/ Ali Ahmed
Name / Title: Ali Ahmed / Manager for ACMGMT LLC


Date: 3/30/2021
Signature: /s/ Ali Ahmed
Name / Title: Ali Ahmed / VP of Atlantic Coast Warranty Corp


Date: 3/30/2021
Signature: /s/ Ali Ahmed
Name / Title: Ali Ahmed / Individual


Date: 3/30/2021
Signature: /s/ Faisal Ahmed
Name / Title: Faisal Ahmed / Individual


Appendix A
ACMGMT LLC holds 2,500,400 shares of common stock and Atlantic Coast Warranty Corp holds 1,000,000 shares of common stock. These two entities are managed as a group by the individuals Ali Ahmed and Faisal Ahmed.
Ali Ahmed and Faisal Ahmed have authority to vote, direct the vote, dispose of, and direct the disposition of the entirety of these shares.


Appendix B
We hereby agree, that this single joint filing statement may be filed on behalf of each person signing below, and that this single joint filing statement properly identifies each person and contains the required information with regard to each person.

Date: 3/30/2021
Signature: /s/ Ali Ahmed
Name / Title: Ali Ahmed / Manager for ACMGMT LLC

Date: 3/30/2021
Signature: /s/ Ali Ahmed
Name / Title: Ali Ahmed / VP of Atlantic Coast Warranty Corp

Date: 3/30/2021
Signature: /s/ Ali Ahmed
Name / Title: Ali Ahmed / Individual

Date: 3/30/2021
Signature: /s/ Faisal Ahmed
Name / Title: Faisal Ahmed / Individual